Exhibit 10a(20)

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

MANAGEMENT INCENTIVE COMPENSATION PLAN

Amended December 16, 2025 and effective as of January 1, 2026

TABLE OF CONTENTS

Page No.

I.	PURPOSE	3
II.	DEFINITIONS	4
III.	AMINISTRATION	8
IV.	ELIGIBILITY	8
V.	TARGET INCENTIVE AWARDS	9
VI.	PERFORMANCE GOALS	10
VII.	DETERMINATION OF FINAL INCENTIVE AWARDS	11
VIII.	DISTRIBUTION	15
IX.	TERMINATION OF EMPLOYMENT	15
X.	LIMITATIONS	16
XI.	LIMITATION OF ACTIONS	17
XII.	CLAIMS PROCEDURE	18
XIII.	PLAN AMENDMENT, SUSPENSION OR TERMINATION	18
XIV.	OTHER COMPENSATION PLANS	18
XV.	MISCELLANEOUS	19

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

MANAGEMENT INCENTIVE COMPENSATION PLAN

I. PURPOSE

The purposes of this Plan are to foster attainment of the financial and operating objectives of the Company and its Participating Affiliates, which are important to customers and stockholders by providing incentive to certain key officers and executive-level employees who contribute to attainment of these objectives. This Plan is designed to provide for awards to selected salaried employees in executive and other important positions, who, individually or as members of a group, contribute in a substantial degree to the success of the Company and its Participating Affiliates, and who are in the position to have a direct and significant impact on the growth and success of the Company and its Participating Affiliates, thus affording to them a means of participating in that success and an incentive to contribute further to that success. This Plan also serves to supplement the Company’s and Participating Affiliates’ salary and benefit programs so as to provide overall compensation for such executive-level employee that is competitive with corporation with which the Company and its Participating Affiliates must compete for executive talent and to assist the Company and its Participating Affiliates in attracting and retaining executives who are important to their continued success.

This Plan was amended effective November 18, 2015 to clarify the method of determining the Final Incentive Award for a Participant who during a Plan Year transfers from one Subsidiary/Business Unit/Practice Area to another Subsidiary/Business Unit/Practice Area, and for an Employee who participates in both this Plan and the Public Service Enterprise Group Incorporated Senior Management Incentive Compensation Plan.

The Plan was amended effective January 1, 2016 to make administrative clarifications.

The Plan was amended April 20, 2022 and effective January 1, 2022 to provide that certain former participants in the Senior Management Incentive Compensation Plan are eligible to participate in this Plan effective as of January 1, 2022, and for administrative clarifications.

The Plan was amended December 19, 2023 and effective January 1, 2024 to (i) remove the Business Unit Financial Factor from the criteria used to determine Awards, (ii) modify the method for determining Awards, and (iii) to make administrative clarifications.

The Plan is being amended December 16, 2025 and effective January 1, 2026 to (i) include proration for Participants who are absent from work during the Plan Year, (ii) provide that employees who begin phased retirement are eligible for a prorated Award for the portion of the year prior to the beginning of the phased retirement, (iii) add that an employee must be employed for 90 calendar days in order to be eligible for an Award under the Plan (iv) make administrative clarifications.

II. DEFINITIONS

The following words and phrases shall have the meanings set forth below:

(a) “Administrative Regulations” shall mean the procedures and regulations established by the Committee pursuant to Section III hereof for the purpose of administering the Plan.

(b) “Affiliate” shall mean any organization which is a member of a controlled group of corporations (as defined in Code section 414(b), as modified by Code section 415(h)) which includes the Company; or any trades or business (whether or not incorporated) which are under common control (as defined in Code section 414(c), as modified by Code section 415(h)) with the Company; or a member of an affiliated service group (as defined by Code section 414(m)) which includes the Company pursuant to the regulations under Code section 414(o).

(c) “Award” shall mean the amount determined by the Committee pursuant to Section VII hereof.

(d) “Award Fund” shall mean the aggregate amount made available in any Plan Year pursuant to Section V hereof from which Awards determined under Section VII hereof may be made.

(e) “Cash Balance Component” shall mean the Cash Balance Component of the Pension Plan.

(f) “CEO” shall mean the Chief Executive Officer of the Company. If the Board of Directors has not designated a Chief Executive Officer, “CEO” shall mean the President of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

(h) “Committee” shall mean the Organization and Compensation Committee of the Board of Directors of the Company, the membership on which shall be limited to directors of the Company who are not Employees.

(i) “Company” shall mean Public Service Enterprise Group Incorporated, a New Jersey corporation, or any successor thereto.

(j) “Disability” for purpose of this Plan, a Participant shall be deemed to have terminated employment on account of “Disability” if such Participant qualifies for a disability pension under the Pension Plan.

(k) “Employee” shall mean any person not included in a unit of employees covered by a collective bargaining agreement who is an employee (such term having its customary meaning) of the Company or a Participating Affiliate, whether full-time or part-time, and whether or not an officer or director, and who is receiving remuneration for personal services rendered to the Company or Participating Affiliate other than (i) solely as a director of the Company or a Participating Affiliate, (ii) as a temporary employee, (iii) as a consultant, or (iv) as an independent contractor (regardless of whether a determination is made by the Internal Revenue Service or other governmental agency or court after the individual is engaged to perform such services that the individual is an employee of the Company or Participating Affiliate for the purposes of the Code or otherwise).

(l) “Participant” shall mean an Employee who has been designated by the Committee to participate in the Plan pursuant to Section IV and V thereof.

(m) “Incremental Step-Proration Calculation” – the percentage that a Participant’s Award will be adjusted due to their absence from work beyond 183 calendar days during the year in accordance with Section VII of the Plan.

(n) Participating Affiliate” shall mean any Affiliate of the Company that adopts this Plan with the approval of the Board of Directors of the Company. As a condition to participating in this Plan, such Affiliate shall authorize the Board of Directors of the Company and the Committee to act for it in all matters arising under or with respect to this Plan and shall comply with such other terms and conditions as may be imposed by the Board of Directors of the Company.

(o) “Participating Affiliate” shall mean any Affiliate of the Company that adopts this Plan with the approval of the Board of Directors of the Company. As a condition to participating in this Plan, such Affiliate shall authorize the Board of Directors of the Company and the Committee to act for it in all matters arising under or with respect to this Plan and shall comply with such other terms and conditions as may be imposed by the Board of Directors of the Company.

(p) “Pension Plan” shall mean the Pension Plan of Public Service Enterprise Group Incorporated.

(q) “Plan” shall mean the Public Service Enterprise Group Incorporated Management Incentive Compensation Plan, as it may be amended from time to time.

(r) “Plan Year” shall mean the calendar year.

(s) “Reduction-in-Force” shall mean an involuntary termination of employment, other than for cause as determined by the Company. A Reduction-in-Force may include voluntary exit programs.

(t) “Retirement” shall mean the Participant’s separates from service after satisfying the following requirements:

a. For a Participant actively participating in the Final Average Pay Component of the Pension Plan, the Rule of 80; or

b. For a Participant actively participating in the Cash Balance Component of the Pension Plan, age 55 and 5 years of service.

(u) “Subsidiary” shall mean any corporation, limited liability company or other entity, domestic or foreign (other than the Company), 50% or more of the total voting power of which is held by the Company and/or a Subsidiary or Subsidiaries.

(v) “Target Incentive Awards” shall mean the amounts determined by the Committee pursuant to Section V thereof.

III. AMINISTRATION

(a) The Committee shall administer the Plan. Subject to the provisions of the Plan, the Committee shall have the full and final authority to select Participants, to designate Target Incentive Awards for each Participant and to determine the performance objectives and the amount of all Awards under this Plan. The Committee shall also have, subject to the provisions of the Plan, full and final authority to interpret the Plan, to establish and revise such administrative regulations as it deems necessary for the proper administration of the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan. The Committee may delegate such responsibilities, other than final approval of Awards or appeals of alleged adverse determinations under the Plan, to the CEO or to any other officer of the Company or any Participating Affiliate.

(b) All decisions and determinations by the Committee shall be final and binding on all parties, including stockholders, Participants, legal representatives and other Employees.

(c) The Committee may rely conclusively on the determinations made by the Company’s independent public accountants.

IV. ELIGIBILITY

(a) Those Employees who are key officers or executive-level Employees of the Company, a Subsidiary or an Affiliate who, in the opinion of the Committee, are in a position to have a direct and significant impact on achieving the Company’s long-term objectives, and has worked for 90 calendar days for the Company during the Plan Year, are eligible to participate in the Plan.

(b) The Committee may select such Employee of the Company or Participating Affiliate (individual or by position) for participation in the Plan upon such terms as it deems appropriate, due to the Employee’s responsibilities in their opportunity to contribute substantially to the attainment of financial and operating objectives of the Company or Participating Affiliate. A determination of participation for a Plan Year shall be made no later than the beginning of that Plan Year; provided, however, that newly hired Employees may be added and an Employee whose duties and responsibilities change significantly during a Plan Year may be added or deleted as a Participant if appropriate to reflect any such change in duties and responsibilities during a Plan Year.

(c) Any Employee who participates in both this Plan and the Public Service Enterprise Group Incorporated Performance Incentive Plan, the Employee’s Award under this Plan shall be prorated for the portion of the Plan Year in which they participate in this Plan.

(d) Beginning for the 2022 Plan Year, employees who were participants in the Senior Management Incentive Plan Compensation as of December 31, 2021 will become participants in this Plan, except those participants who received a payout of a 2022 pro-rated Senior Management Incentive Compensation Plan award.

(e) Participation in the Plan in one Plan Year shall not guarantee or require participation in another Plan Year.

(f) The Committee shall have sole discretion as to whether to suspend operation of the Plan for any period of time.

V. TARGET INCENTIVE AWARDS

(a) For each Plan Year, the Committee shall determine:

(i) Whether or not the Plan shall be in operation for such Plan Year.

(ii) The names or positions of those Employees who will participate in the Plan for such Plan Year.

(iii) The Target Incentive Award for each Participant, expressed as a percentage of the Participant’s rate of base salary in effect as of the last day of the Plan Year to which such Target Incentive Award relates.

(b) At any time after the commencement of a Plan Year, but prior to the close thereof, the Committee may, in its discretion, eliminate or add Participants or increase or decrease the Target Incentive Award of any Participant based upon such criteria as it shall deem appropriate.

VI. PERFORMANCE GOALS

For each Plan Year, the performance goals of each Participant shall be approved within 90 days of the beginning of the Plan Year (or, for Participants joining the Plan during a Plan Year, within 90 days of participation), by the CEO or such of their direct reports who is the Participant’s manager. These performance goals shall be performance measures or objectives, whether quantitative or qualitative, which must be achieved in order to earn an Award under this Plan. The CEO or such direct report shall approve the specific targets for any such selected performance goals. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or to a defined index. Such performance goals shall include a corporate goal or goals related to the performance of the Company and may include (i) an employer goal or goals related to the performance of a Subsidiary or organizational business unit, and (ii) an individual goal or goals related to the individual performance of the Participant in their position.

The CEO shall determine the substance and weighting of each goal of a Participant who is their direct report. The CEO may determine the substance and weighting of each of the goals of other Participants or may delegate the determination of the substance and weighting of these goals to such of their direct reports with respect to such person’s relevant business units and direct reports.

Notwithstanding the foregoing, however, for any Plan Year, the Committee or the CEO may, as deemed to be appropriate, elect to adjust the applicable weightings of the corporate goal(s), the business unit goal(s), as applicable, and the individual goal(s) as part of the criteria for determining Awards for any Participant or group of Participants in the Plan.

VII. DETERMINATION OF FINAL INCENTIVE AWARDS

A Participant’s Final Inventive Award will be determined as follows:

(a) All such determinations, except in the case of the award for the CEO which shall be reviewed and recommended for approval by the O&CC and approved by the Board of Directors, shall be made after considering the recommendations of the CEO and such other matters as the Committee shall deem relevant. In making such determinations, the Committee may, in addition to achievement of short-term business objectives, take into account achievement by key executives of long-term goals of the Company.

(b) Within 60 days of the end of the Plan Year, the CEO or their appropriate direct report shall certify, subject to confirmation by the Committee, the achievement of the corporate goal(s), the several business unit goal(s), as applicable, and the several individual goal(s) for the Plan Year.

(c) The result of such certifications shall be the corporate factor, the business unit scorecard factor and the strategic factor, respectively.

(d) The respective portions (corporate, business unit scorecard and strategic) of each Participant’s Target Incentive amount shall then be multiplied by the corporate factor, the business unit scorecard factor and the strategic factor to determine the Participant’s Incentive Award. For example, assume (i) Target Incentive Amount of 50%, (ii) corporate goal weighting of 65%, (iii) a corporate factor of 1.15, (iv) business unit scorecard goal weighting of 25%, (v) business unit scorecard factor of 0.75, (vi) a strategic goal weighting of 10% and (vii) a strategic factor of 1.1:

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1. Corporate Portion = 1.15 x .65 = 0.75

2. Scorecard Portion = 0.75 x .25 = 0.19

3. Strategic Portion = 1.10 x .10 = 0.11

Overall Goal Result = 0.75 + 0.19 + 0.11 = 1.05

INCENTIVE AWARD = Overall Goal Result x Target Incentive x Salary 1.05 x 50% x Salary

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(e) Notwithstanding anything contained in this Plan to the contrary, unless the CEO shall specifically so determine and the Committee affirm, a Participant’s Final Incentive Award shall not exceed 2.0 times such Participant’s Target Incentive Amount for the Plan Year to which it relates.

(f) Unless otherwise determined by the Committee or the CEO, the applicable factors to be applied in determining a Participant’s Final Incentive Award shall be that of the Subsidiary/Business Unit/Practice Area of which the Participant was a member in the last day of (or, for terminated Participants eligible for Awards, on the last day of employment in) the Plan Year to which the Award relates. Notwithstanding anything in the Plan to the contrary, if, during the Plan Year, the

Participant transfers to a different Subsidiary/ Business Unit/ Practice Area, such Participant’s Final Incentive Award shall be the sum of (i) the applicable factors of the Subsidiary/ Business Unit/ Practice Area that the Participant was in at the beginning of the Plan Year multiplied by the applicable number of months, and (ii) the applicable factor of the Subsidiary/ Business Unit/ Practice Area that the Participant was in at the end of the Plan Year multiplied by the applicable number of months.

(g) Unless otherwise determined by the CEO, to the extent that the Target Incentive Amount applicable to any Participant is changed during a Plan Year (e.g., downgrade of incumbent position, change in position, promotion to a new position), such Participant’s Final Incentive Award shall be prorated on the basis of the Participant’s service in their respective positions.

(h) To the extent a Participant is absent for more than 183 calendar days (paid or unpaid, consecutive or cumulative) during a Plan Year, unless recommended otherwise by the CEO and subject to the approval of the Committee, the Participant’s Award for that Plan Year shall be adjusted proportionately to reflect the period(s) of absence based on the Step-Incremental Proration Calculation. For purposes of determining the 183 days, vacation, floating holidays and sick day allotment shall not be taken into account.

Step-Incremental Proration Calculation; a Participant’s Award shall be adjusted as follows under this Subsection (h):

Number of Calendar Days Unavailable	MICP Proration Percentage	Prorated MICP Award Percentage
1-183	0%	100%
184-198	10%	90%
199-213	20%	80%
214-228	30%	70%
229-243	40%	60%
244-258	50%	50%
259-274	60%	40%
275-365 (366 in Leap Year)	100%	0%

(i) Notwithstanding anything in the Plan to the contrary, if a Participant is absent for 275 calendar days or more during a Plan Year, such Participant shall not be eligible for an Award for that Plan Year. For purposes of determining the 275-day allotment, vacation, floating holidays and sick days shall not be taken into account.

(j) Also, notwithstanding anything contained in this Plan to the contrary, the Committee or CEO may adjust a Participant’s Final Incentive Award based upon any criteria it/he/she may determine to be reasonable.

VIII. DISTRIBUTION

(a) All distributions of a Participant’s Final Incentive Award shall be made as of a distribution date which shall be no later than the 15th day of the third month following the close of the Plan Year to which such award relates.

(b) All distributions shall be in one lump sum in money.

IX. TERMINATION OF EMPLOYMENT

(a) If the employment of a Participant is terminated on account of the Participant’s death, Disability, Reduction-in-Force or Retirement, and if the Committee determines that such Awards under this Plan may be earned for the Plan Year of termination, such Participant’s Awards shall be prorated for that part of the Plan Year in which the Participant was participating prior to such termination and the Company shall pay such prorated Award as soon as practicable after determination of the Final Incentive Awards in accordance with Section VII, unless otherwise determined by the Committee; provided, however, that any Participant who has received a benefit under the Key Executive Severance Plan of Public Service Enterprise Group Incorporated shall not be entitled to a prorated payment provided under this subsection.

(b) If, prior to the payment of any Award under this Plan, the employment of a Participant is terminated for any reason other than death, disability, Reduction-in-Force or Retirement, the Participant shall forfeit the right to payment of such Award, unless otherwise determined by the Committee.

(c) If a Participant becomes a Participant during the Plan Year, any Award under this Plan to the Participant may be appropriately prorated from the time the Participant entered the Plan to the end of the Plan Year as determined by the CEO.

(d) In the case of a Participant’s death, any payment under this Plan shall be made to the Participant’s estate. Such payment shall be made as a lump sum as soon as practicable after the determination of the Final Incentive Award in accordance with Section VII, but no later than 60 days after the determination.

(e) In the case of a Participant who commenced phased retirement during a Plan Year, the Participant shall be eligible for a prorated Award based on the portion of the Plan Year prior to the beginning of phased retirement, provided that the Participant otherwise satisfies the conditions under the Plan for an Award. Such Participant shall not be eligible for an Award for the portion of the Plan Year after phased retirement begins. For example, if a Participant begins phased retirement on July 1, 2025, they will be eligible for a prorated Award based on January 1, 2025 through June 30, 2025.

X. LIMITATIONS

Neither the action of the Company in establishing the Plan, nor action taken by it or by the Committee under the provisions hereof, nor any provision of the Plan, shall be construed as giving any Employee the right to be retained in the employ of the Company, its Subsidiaries or its Affiliates.

The Company may offset against any payments to be made to the Participant or their beneficiary under this Plan any amounts owing to the Company, its Subsidiaries or its Affiliates from the Participant for any reason.

The invalidity or unenforceability of any provision of this Plan shall in no way affect the validity or enforceability of any other provision hereof.

XI. LIMITATION OF ACTIONS

Every asserted right of action by or on behalf of the Company or by or on behalf of the stockholder against any past, present or future member of the Committee or director, officer or Employee of the Company of any Subsidiary or Affiliate thereof, arising out of or in connection with this Plan, shall, irrespective of where such right of action may arise or be asserted and irrespective of the place of residence of any such member director, officer or Employee, cease and be barred upon the expiration of three years (i) from the date of the alleged act or omission in respect of which such right of action arises or (ii) from the date upon which the Company’s Annual Report to Stockholders setting forth the aggregate amount of the awards to all or any part of which such action may relate is made generally available to stockholders, whichever date is earlier; and every asserted right of action by or on behalf of the any Employee, past, present or future, or any beneficiary, spouse, child or legal representative thereof, against the Company or any Subsidiary or Affiliate thereof, arising out of or in connection with this Plan, shall, irrespective of the place where such right of action may arise or be asserted, cease and be barred by the expiration of three years from the date of the alleged act or omission in respect of which such right of action arises.

XII. CLAIMS PROCEDURE

In the case of any Participant (whether active, retired or terminated) or beneficiary whose claim for an award under this Plan has been denied, the Company shall provide adequate notice in writing of such adverse determination setting forth the specific reasons for such denial in a manner calculated to be understood by the recipient thereof. Such Participant or beneficiary shall be afforded a reasonable opportunity for a full and fair review of the decision denying the claim by the Committee.

XIII. PLAN AMENDMENT, SUSPENSION OR TERMINATION

The Board of Directors may discontinue the Plan shall at any time and may, from to time, amend or revise the terms of the Plan as permitted under applicable statutes; provided, however, that no such discontinuance, amendment or revision shall materially adversely affect any right or obligation with respect to any award theretofore made. The Plan will continue in operation until discontinued as herein provided.

XIV. OTHER COMPENSATION PLANS

The adoption of this Plan shall not affect any other incentive compensation plan, equity compensation plan or any other compensation plan in effect for the Company or any Affiliate, nor shall the Plan preclude the Company or any Affiliate from establishing any other form of incentive compensation plan, equity compensation option plan or any other compensation plan.

XV. MISCELLANEOUS

(a) The costs and expense of administering the Plan shall be borne by the Company and its Affiliates and shall not be charged against any Award or to any Participant receiving an Award.

(b) To the extent not preempted by Federal law, this Plan and actions takin in connection herewith shall be governed and construed in accordance with the State of New Jersey without reference to the Conflict of Laws principles.

(c) The captions and section numbers appearing in this Plan are inserted only as a matter of convenience. They do not define, limit or describe the scope or the intent of the provisions of the Plan. In this Plan, words in the singular number include the plural and in the plural include the singular; and words of the masculine gender include the feminine and the neuter, and when the sense so indicated, words of the neuter gender may refer to any gender. The invalidity or unenforceability of any provision hereof shall in no affect the validity or enforceability of any other provision.

(d) Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company (a) on the date that it is personally delivered to its principal executive offices to the attention of the Corporate Compensation Team of PSEG Services Corporation or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Company (Attn: Corporate Compensation Team of PSEG Services Corporation) at such offices; and shall be delivered to a Participant (a) on the date it is personally delivered to him or her, or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company.

(e) Except as otherwise provided herein, this Plan shall insure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

(f) Failure by the Company or the Committee to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of any such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of any such right or power at any time or times.

(g) The Company shall have the right to deduct from any Award payment any sum required to be withheld by federal, state, or local tax law. There is no obligation hereunder that any Participant or other person be advised in advance of the existence of the tax or the amount so required to be withheld.

(h) This Plan was originally adopted effective as of January 1, 2009. This Plan was amended and restated April 20, 2022, effective as of January 1, 2022 and December 19, 2023, effective as of January 1, 2024. This Plan is now being amended and restated December 16, 2025 and effective as of January 1, 2026.

/s/ Sheila J. Rostiac December 21, 2025

Sheila J. Rostiac Date